Contacts: Lisa Bliss	Peter Cauley	Stephen Greene
Marketing Co-ordinator	Chief Financial Officer	Brodeur Worldwide
PointBase	DataMirror	617-587-2872
408-961-1152	905-415-0310 ext. 271	sgreene@brodeur.com
lisa.bliss@pointbase.com	pcauley@datamirror.com

Steamroller Systems Selects PointBase Embedded for
Secure, Reliable Data Access and Management

PointBase Embedded Provides Central Database Repository for Steamroller’s Art5 Software

SANTA CLARA, CALIFORNIA – (March 15th, 2004)– PointBase, the leader in Java™ data management and synchronization solutions, today announced the implementation of its flagship PointBase Embedded database at Steamroller Systems, a provider of development management software. PointBase Embedded enables effective data management and accessibility by providing a central database repository for Steamroller’s Art5 software, an automated development management tool that improves the quality of software developed by organizations.

“Our customers count on Art5 to simplify, automate, and accelerate software development initiatives,” says Michael Moran, Founder and Chief Technology Officer, Steamroller Systems. “PointBase Embedded is a cost-effective, reliable, and stable database that allows us to store all of our customers’ requirements, change requests, issues, bugs, and engineering staff information within Art5 so that we can improve data management processes and deliver comprehensive services to customers. Moreover, the solution’s ease-of-implementation and administration allowed us to significantly reduce development time and resources, and its platform independence gives us the peace-of-mind that our software will be supported regardless of the technology employed.”

“Steamroller’s implementation is another leading example of the many applications that PointBase Embedded affords,” says Nigel Stokes, CEO, DataMirror. “With the solution in place, Steamroller can continue delivering on the promise of data security, while better managing its development management data, which is critical to ensuring software projects are carried out as planned, time and time again.”

For information on PointBase Embedded, call 408-961-1100 (toll free: 1-877-238-8798), e-mail sales@pointbase.com, or visit www.pointbase.com/prsteam.

About Steamroller Systems
Steamroller Systems is dedicated to providing tools that improve the process and quality of software development, while accelerating time-to-market, reducing overall costs and increasing quality of output. Steamroller Systems is the first company to provide an affordable all-in-one tool, Art5, that combines the five core functions for managing software development:  requirements, change requests, issues, bugs, and people, along with maximum analytical and reporting capability for a complete up-to-the minute understanding of all software development projects whether distributed around the world or around the office.  For more information, visit www.steamrollersystems.com.

About PointBase
PointBase, a division of DataMirror, is the leading provider of Java data management and synchronization products for the embedded database and data mobility markets. PointBase’s products are used in Java server applications and are also embedded within Java applications. The company’s products are the preferred solution for Java mobile data applications found on laptops, PDAs, and other mobile devices. Customers include: Sun Microsystems, BEA Systems, and Macromedia. To learn more, visit www.pointbase.com.

About DataMirror
DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration and protection solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. Over 1,800 companies have gone live with DataMirror software including Debenhams, FedEx Ground, First American Bank, GMAC Commercial Mortgage, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

# # #

"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Mobile Solutions, Inc. PointBase is a registered trademark of DataMirror Mobile Solutions, Inc. Java is a trademark of Sun Microsystems, Inc. in the United States and other countries. All other products and services mentioned are trademarks of their respective companies.